EXHIBIT 99.1



METHOD PRODUCTS CORP. ENTERS INTO MANAGEMENT AGREEMENT WITH DATA RESOURCE GROUP, INC. AND ANNOUNCES APPOINTMENT OF ITS PRESIDENT TO AVAYA BUSINESS PARTNER EXECUTIVE COUNCIL

POMPANO BEACH, Fla., Dec. 28 /PRNewswire/ -- Method Products Corp. (OTC: MTDP) (the "Company") announced today that it has entered into an agreement with Data Resource Group, Inc. ("DRG"), a Premier IBM Business Partner located in Palm Beach County, Florida with clients located throughout the U.S., whereby the Company will provide DRG with an array of management services over approximately the next four months. Such agreement provides the Company with an option to purchase DRG and/or DRG's assets and/or select liabilities at a price and on such terms as may be agreed to by the parties and a right of first refusal to meet or reject any bona fide offer by a third party during the term of the agreement to purchase DRG's assets and/or liabilities.

DRG is a leading provider of e-business and infrastructure solutions to various companies nationwide including certain Fortune 1000 companies. It is one of the few IBM Business Partners, which is certified on all IBM Server Platforms, including Enterprise Solutions, and is a Premier Software Partner for IBM e-business, security and storage management.

Mark Antonucci, the Company's Chief Executive Officer, stated, "The agreement with DRG provides the Company with a wonderful current opportunity for greater industry exposure and name recognition through out the country."

Separately, the Company announced the recent appointment of its President, Richard Fieni, as a member of the AVAYA Business Partner Executive Council.

The AVAYA Business Partner Executive Council is a 14-member committee of AVAYA Business Partner representatives across the U.S. The council's purpose is to provide input in the direction and operation of AVAYA's Indirect Channel. (The Indirect Channel is comprised of independent AVAYA Business Partners that consult, sell and service AVAYA telephone, voice and data systems.) The council met recently in San Diego, California and meets four times per year to discuss and implement Indirect Channel initiatives.

The Company is a provider of multi-service business communications systems, including call center integration, computer telephony integration and e-commerce integrations.

Forward-Looking Statements Matters discussed in this news release contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Factors currently known to management that could contribute to or cause actual results to materially differ from those discussed in the forward-looking statements in this press release and from historical results of operations include those set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in the Company's reports filed with the Securities and Exchange Commission and press releases and other reports filed by the Company with the Commission.